UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 18, 2010

BNL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

IOWA		42-1239454
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7010 Hwy 71 W., Suite 100, Austin, TX	78735
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (512) 383-0220

                                   Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 18, 2010, the Board of Directors of BNL Financial Corporation, by completion of written unanimous consent, approved a cash dividend of $.25 (twenty five cents) (“October Cash Dividend” per share of the Company’s outstanding common stock which October Cash Dividend will be payable to shareholders of record on October 22, 2010.  The payment date for the October Cash Dividend is established as November 22, 2010.  The total amount of the October Cash Dividend will be approximately $3,800,000.

The October Cash Dividend is contingent upon the approval by the Arkansas Insurance Commissioner of an extraordinary cash dividend from Brokers National Life Assurance Company (“BNLAC”), the wholly owned subsidiary of BNL, in the amount of $3,800,000 (“BNLAC Extraordinary October Dividend”).  The Board of Directors of BNLAC has approved, by completion of written unanimous consent, the BNLAC Extraordinary October Dividend to BNL, the sole shareholder of BNLAC, conditioned upon the approval of the Arkansas Insurance Commissioner.  BNLAC has made a request of the Arkansas Insurance Commissioner to approve the BNLAC Extraordinary October Dividend, submitted relevant information, and is awaiting action by the Arkansas Insurance Commissioner.

If the Arkansas Insurance Commissioner does not approve the BNLAC Extraordinary October Dividend to BNL, then BNL will not make the October Cash Dividend to the BNL shareholders.

In January 2010, BNLAC declared and paid an ordinary cash dividend in the amount of $1,600,000 to BNL and BNL declared and paid an ordinary cash dividend of $.10 (ten cents) per share to its shareholders (approximately $1,600,000).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNL FINANCIAL CORPORATION
(Registrant)

Date: October 20, 2010

/s/Barry N. Shamas
Barry N. Shamas
Executive Vice President and
Chief Operating Officer